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Exhibit 10.10

SPONSORSHIP AGREEMENT

        This Agreement is made and entered into this 12th day of March, 2002, by and between ASGA, Inc., a Nevada corporation ("ASGA"), and Career Worth, Inc., a Nevada Corporation hereinafter "Sponsor".

        Whereas, ASGA owns and operates a professional and amateur golf tour; and,

        Whereas, Sponsor is engaged in the business of providing services and/or products to customers and/or clients; and,

        Whereas, ASGA and Sponsor desire to affiliate through an Event Sponsorship arrangement to achieve certain mutual objectives.

        Now, therefore, for consideration the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.
Term: This agreement shall commence on the 18th day of March, 2002 and shall continue until the 31st day of December, 2003 ("Term"), unless terminated as set forth in Section 14 of this Agreement.

2.
Sponsorship: ASGA agrees to sell and Sponsor agrees to purchase the Sponsorship in accordance with the terms and conditions as set forth in Exhibit A. It is understood and agreed that the Sponsorship payment is fully earned and non-refundable as of the date of this Agreement.

3.
Sponsorship Benefits: For and as consideration of the purchase price set forth in Exhibit A, Sponsor shall receive the benefits as set forth in Exhibit B, attached hereto and incorporated herein.

4.
Event Scheduling: ASGA shall contract with facilities at its expense and provide Sponsor with complete tournament information, including but not limited to schedule of events, pre-event collateral, and pre-event media.

5.
Event Publicity: ASGA will implement pre-event and post-event publicity as set forth in Exhibit C, attached hereto and incorporated herein.

6.
Marketing Opportunities: ASGA will assist Sponsor with the development and implementation of specific sponsor marketing programs to be conducted before, during, and after the event.

7.
ASGA Responsibilities: ASGA shall perform all responsibilities with respect to the scheduling of pre-event marketing, pre-event media, television broadcast, if applicable, conduct of the event, and fulfillment of all sponsor programs and pay all costs associated with same and shall hold harmless Sponsor from any and all claims of any kind or nature relating to expenses incurred in conducting the event.

8.
Indemnification & Insurance: AGSA shall indemnify and hold harmless Sponsor and its officers, directors, employees, parents, and franchisees, from any and against all claims, damages, proceedings, liabilities, losses, costs, and expenses (including but not limited to reasonable attorneys' fees) arising out of, connected with, or resulting directly or indirectly from any loss or damage to Sponsor due to any negligent or wrongful acts or omissions by ASGA, its affiliates or subsidiaries and the respective officers, directors, or employees of each in the performance of this Agreement. For purposes of honoring ASGA's obligations under this Section 8, ASGA shall maintain at ASGA's expense, throughout the Term, insurance against loss or liability in connection with bodily injury, death, property damage or destruction, arising out of Tour events and the use or attendance thereof by ASGA or ASGA's agents, members, employees, officers, or invitees, visitors and guests, under one or more policies of general public liability insurance having limits of not less than three million dollars ($3,000.000.00) for bodily injury to or death of any one person during any one (1) occurrence, and five hundred thousand dollars ($500,000.00) for property damage or destruction during any one (1) occurrence. Each such policy shall name as the insured thereunder ASGA and Sponsor; by its terms, shall not be cancelable without at least thirty (30) days' prior written notice to Sponsor, and shall be issued by an insurer of recognized responsibility licensed to issue such policy in Virginia, having a policy rating of at least A and financial rating of at least Class A in the most current edition of Best's Insurance Reports. At least ten (10) business days after written request by Sponsor, ASGA shall deliver to Sponsor an original or signed duplicate copy of each such policy, and at least thirty (30) days before any such policy expires, ASGA shall deliver to Sponsor an original or a signed duplicate copy of a replacement policy therefor; provided, that so long as such insurance is otherwise in accordance with the provisions of this Section 8, ASGA may carry any such insurance under a blanket policy covering the Tour and Tour events for the risks and in the minimum amounts specified in this Section 8, in which event ASGA shall deliver to Sponsor two (2) insurer's certificates therefor in lieu of an original or a copy thereof, as aforesaid.

  Sponsor shall indemnify and hold ASGA, its affiliates and subsidiaries and the respective officers, directors, and employees of each harmless from any and all claims, actions, suits, damages, proceedings, liabilities, losses, costs, and expenses (including reasonable attorneys fees) arising out of, connected with, or resulting directly or indirectly from any loss or damage to ASGA, its affiliates and subsidiaries and the respective officers, and directors of each due to any negligent or wrongful acts or omissions by Sponsor and the respective officers, directors, or employees of Sponsor in the performance of this Agreement.

9.
Assignment: Neither party may assign its respective rights and obligations under this Agreement, without the prior written approval of the non-assigning party which consent shall not be unreasonably withheld, except that ASGA may assign this agreement to an entity in which ASGA owns the majority interest. ASGA shall notify sponsor of the assignment in writing within five (5) days of the assignment.

10.
Authority: Sponsor and ASGA each acknowledge and agree that this Agreement does not constitute either party as an agent or legal representative of the other party for any purpose other than those express purposes contained in this Agreement. Other than as expressly provided herein, neither party is granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other party, or to bind either party in any manner.

11.
Sponsor Fulfillment: ASGA shall arrange and provide the fulfillment of the sponsorship at the sole expense of ASGA.

12.
Notices: All notices under this Agreement shall be in writing and shall be served upon the other party via nationally-recognized overnight courier, or by certified mail, return receipt requested to the receiving party as follows:

  If to ASGA:
          Office of the CEO
          American Senior Golf Association
          660 S. Hughes Boulevard
          Elizabeth City, NC 27909

  If to Sponsor:
          Career Worth, Inc.
          3809 South West Temple
          Suite 1D
          Salt Lake City, UT 84115

  Any notice mailed by certified mail or registered mail, return receipt requested, postage prepaid, to the above addresses shall be effective three (3) business days after deposit in the United States mail, properly addressed and with sufficient postage prepaid. A party may change its address for purposes of this Section 12, upon delivery to the other party of written notice in accordance with this Section 12.

13.
Miscellaneous:
A)
Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

B)
This Agreement may be executed in counterparts, each of which shall be deemed to be an original, all of which together shall constitute one and the same instrument.

C)
Whenever the singular number is used in this Agreement and when required by the context, the same shall include the feminine and neuter genders, and the word person shall include corporations, firms, or associations.

D)
References herein to a party shall be deemed to include its employees, agents, and sales force.

E)
This Agreement sets forth the entire Agreement and understanding of the parties with respect to the matters covered hereby and supersedes all prior Agreements, arrangements, and understandings relating to such matters, whether written or oral, including any prior agreements between ASGA and Sponsor.

F)
No representation, promise, inducement, or statement of intention has been made by ASGA or Sponsor, which is not embodied in this Agreement.

G)
This Agreement may be amended, modified, superseded, or canceled, and any of the terms, provisions, and conditions may be waived, only by a written, dated document executed by both ASGA and Sponsor. Failure of either party at any time or times to require performance of any provision herein shall not be construed to be a waiver of any succeeding breach of such provision by such party.

H)
If any provision of this Agreement shall at any time be deemed to be invalid or illegal, then this Agreement shall continue in full force and effect with respect to the remaining provisions of this Agreement as if the invalidated provision had not been contained herein.

I)
Neither party shall be responsible for delays in performance due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, transportation conditions, product/service suppliers or any other causes whatsoever that are beyond the party's reasonable control.

J)
This Agreement shall be governed, construed and enforced under the laws of the State of North Carolina. Any litigation to enforce rights and/or responsibilities under this Agreement shall be brought exclusively in the courts of the State of North Carolina. In the event of litigation or other legal proceedings to enforce rights and/or responsibilities under this Agreement, the prevailing party shall be entitled to collect, in addition to and not in lieu of any other relief awarded, its reasonable attorneys' fees and costs, from the non-prevailing party.
14.
Termination. If either party shall fail or refuse to perform any of its obligations hereunder, and such status continues to exist thirty (30) days after the other party has given written notice thereof in accordance with Section 12 above, then such other party may declare this Agreement terminated. This Agreement shall be automatically terminated upon the liquidation, dissolution, cessation of business, or the filing of a bankruptcy petition by or against either party hereto.

  All obligations of Sponsor or ASGA incurred under this Agreement as of the date of termination shall survive such termination and shall not affect the rights of ASGA or Sponsor, as the case may be, in the performance of this Agreement, except as provided herein. It is also understood and agreed that the Sponsorship purchase price is fully earned and non-refundable.

15.
Grant of License. Sponsor grants ASGA the right to utilize Sponsor's trademarks in all event promotional administrative collateral, signage, and for any other purpose directly related to the conduct of the event as set forth in Exhibit D.

16.
NonDisclosure-Confidentiality/Media Relations. The parties hereto, and each of their respective representatives, agree to keep confidential the terms of this Agreement, except such disclosure as may be required by governmental authorities including but not limited to the United States Securities and Exchange Commission under its rules The parties further agree that all public informational releases, communications, or inquiries respecting ASGA shall be handled by ASGA public relations and/or media relations personnel, and Sponsor shall refer promptly all such media inquiries to ASGA for comment or response. Also, the parties further agree that all public informational releases, communications, or inquires respecting Sponsor or Sponsor's products, services, or franchising operations shall be handled by Sponsor personnel, and ASGA shall refer promptly all such inquiries to Sponsor for comment or response. All press releases must be approved by Sponsor and ASGA prior to public release.

17.
Equity Participation. For and as additional consideration of the sponsorship described herein and the receipt of payment as specified herein, ASGA, shall issue 1.3 million shares of restricted common stock to Sponsor. The parties agree that such stock is deemed fully paid and non-assessable as of March 18, 2002.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers the day and year first written above.

CAREER WORTH, INC.
By:

Title:

Date:

ATTEST:

ASGA, INC.
	By:	/s/ Tom Kidd
	Title:	President & Chief Executive Officer
	Date:	May , 2002
ATTEST:
/s/ Vera Harrell

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  Exhibit 10.10
SPONSORSHIP AGREEMENT